Exhibit 99

Marriott International, Inc. Corporate Headquarters	Marriott Drive Washington, D.C. 20058

NEWS

CONTACT:	Tom Marder
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT INTERNATIONAL, INC. ANNOUNCES EXPIRATION OF EARLY PARTICIPATION PERIOD FOR EXCHANGE OFFERS

WASHINGTON, D.C. – Oct. 25, 2005 – Marriott International, Inc. (NYSE:MAR) today announced the expiration of the early participation period in connection with its offer to exchange a new series of Senior Notes due November 10, 2015 (the “New Notes”) for up to $293,890,000 of its 7% Series E Notes due January 15, 2008 and up to $300,000,000 of its 7-7/8% Series C Notes due September 15, 2009 (collectively, the “Old Notes”).

As of 5:00 p.m., New York City time, on October 24, 2005, approximately $424.1 million aggregate principal amount of outstanding Old Notes had been validly tendered for exchange, including $200.1 million of the Series E Notes and $224.0 million of the Series C Notes. Accordingly, the minimum condition that at least $250 million principal amount of Old Notes be tendered and not withdrawn by the early participation date has been met.

The total exchange price for the New Notes is based upon a fixed-spread pricing formula and will be calculated at 2:00 p.m., New York City time, on Thursday, November 3, 2005, assuming no extension of the price determination date. Holders of the Old Notes who validly tendered by the early participation date will receive an early participation payment as set forth in the Confidential Offering Memorandum dated October 11, 2005, and no longer have the right to withdraw their tender of Old Notes. The offers will expire at 12:00 midnight, New York City time, on Monday, November 7, 2005, unless extended or terminated.

Exhibit 99

The offers to exchange are only being made to holders of Old Notes that have certified certain matters to the company, including their status as “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933 (“Eligible Holders”). The Confidential Offering Memorandum, dated October 11, 2005, was distributed to Eligible Holders and is available to Eligible Holders through the information agent, Global Bondholder Services Corporation, at 866-387-1500 or 212-430-3774.

The New Notes have not been registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities. The exchange offers are being made only pursuant to the Confidential Offering Memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

Note: This press release contains “forward-looking statements” within the meaning of federal securities laws, including statements about the expiration date for the offers and the terms of the New Notes. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the absence of adverse legal and market developments; which could result in the extension of, changes in or termination of the tender offers, or the New Notes not being issued or being issued on different terms. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Exhibit 99